UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 31, 2009

Date of Report (Date of earliest event reported)

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	001-13253	64-0676974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Troy Street, Tupelo, Mississippi 38804

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 31, 2009, Renasant Bank (the “Bank”), a wholly-owned subsidiary of Renasant Corporation, completed an offering of a $50,000,000 aggregate principal amount 2.625% Senior Note due 2012 (the “Note”) in a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(2) thereof. The Note is guaranteed by the Federal Deposit Insurance Corporation under its Temporary Liquidity Guarantee Program (the “TLGP”) and is backed by the full faith and credit of the United States. The Note is a direct, unsecured general obligation of the Bank and ranks equally with all other senior unsecured indebtedness of the Bank, and it is not subject to redemption prior to maturity. The Note is solely the obligation of the Bank and is not guaranteed by Renasant Corporation. The Bank received net proceeds, after the placement commission but before deducting other expenses of the offering, of approximately $49.7 million, which will be used by the Bank for general corporate purposes.

In connection with the TLGP, on December 5, 2008, the Bank entered into a Master Agreement with the FDIC. The Master Agreement contains certain terms and conditions that must be included in the governing documents for any senior debt securities issued by the Bank that are guaranteed pursuant to the TLGP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION

Date: March 31, 2009	By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman, President and Chief Executive Officer